UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 8, 2016

Marriott Vacations Worldwide Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35219	45-2598330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6649 Westwood Blvd., Orlando, FL	32821
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (407) 206-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 8, 2016, Marriott Vacations Worldwide Corporation (the “Company”) and certain of its subsidiaries entered into a Third Amendment (the “Third Amendment”) relating to the revolving credit facility provided by the Second Amended and Restated Credit Agreement, dated as of September 10, 2014, as amended (as amended by the Third Amendment, the “Credit Agreement”), among the Company, its subsidiary Marriott Ownership Resorts, Inc. (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent (“JPMorgan” or the “Administrative Agent”), Bank of America, N.A. and Deutsche Bank Securities Inc., as co-syndication agents (the “Syndication Agents”), and Bank of America, N.A. and Deutsche Bank Securities Inc., as co-documentation agents (the “Documentation Agents”).

Among other things, the Third Amendment:

•	amends the definition of “Fiscal Year” in a manner that will permit the Company to change its financial reporting year end as discussed below under “Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year”;

•	expands the types of “Investments” that the Company is permitted to make to include investments for the purpose of satisfying the obligations of the Company under the Marriott Vacations Worldwide Corporation Deferred Compensation Plan; and

•	increases to $75 million (from $5 million) the amount that the Company may invest in unspecified types of investment vehicles at any time.

The other terms of the Credit Agreement are substantially similar to those in effect prior to the execution of the Third Amendment. The description of the Third Amendment is qualified in its entirety by reference to the full text of the Third Amendment, which is filed as an exhibit to this Current Report on Form 8-K and is hereby incorporated by reference.

From time to time, the Administrative Agent, the Documentation Agents, the Syndication Agents and the other financial institutions party to the Credit Agreement or their affiliates may have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its affiliates for which they have or will receive customary fees and expenses. In particular, some of these financial institutions or their affiliates participate, or may in the future participate, in the Company’s vacation ownership notes receivable warehouse facility and may also have participated, or may in the future participate, in transactions involving the securitization of vacation ownership notes receivable undertaken by the Company’s subsidiaries.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The bylaws of the Company provide that the fiscal year of the Company shall be fixed by resolution of the Board of Directors of the Company (the “Board”). On December 8, 2016, the Board approved a resolution changing the Company’s financial reporting year end to a calendar year end beginning with its 2017 fiscal year. The Company’s 2017 fiscal year will begin on December 31, 2016 (the day after the end of the 2016 fiscal year) and will end on December 31, 2017. Subsequent fiscal years will begin on January 1 and end on December 31. The Company’s financial quarters will be the three-month periods ending March 31, June 30, September 30, and December 31, except that the period ending March 31, 2017 will also include December 31, 2016. The Company believes these changes will allow the simplification of transaction and reporting processes to support future growth. Historical results will not be restated.

Historically (including for the 2016 fiscal year), the Company’s fiscal year was a 52 or 53 week fiscal year that ended on the Friday nearest to December 31, and quarterly results were for twelve-week periods for the first, second, and third quarters and for a sixteen-week period (or in some cases a seventeen-week period) for the fourth quarter.

Marriott Vacations Worldwide’s Form 10-K for the 2017 fiscal year will include the period from December 31, 2016 to December 31, 2017, and its Form 10-Q for the quarterly period ending March 31, 2017 will include the period from December 31, 2016 to March 31, 2017. A copy of Marriott Vacations Worldwide’s press release is attached as Exhibit 99 and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Third Amendment, dated as of December 8, 2016, to the Second Amended and Restated Credit Agreement, among Marriott Vacations Worldwide Corporation, Marriott Ownership Resorts, Inc., the several banks and other financial institutions or entities from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and Deutsche Bank Securities Inc., as co-syndication agents, and Bank of America, N.A. and Deutsche Bank Securities Inc., as co-documentation agents.
Exhibit 99.1	Press release dated December 9, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRIOTT VACATIONS WORLDWIDE CORPORATION (Registrant)

Date: December 9, 2016	By:	/s/ John E. Geller, Jr.
	Name:	John E. Geller, Jr.
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Third Amendment, dated as of December 8, 2016, to the Second Amended and Restated Credit Agreement, among Marriott Vacations Worldwide Corporation, Marriott Ownership Resorts, Inc., the several banks and other financial institutions or entities from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and Deutsche Bank Securities Inc., as co-syndication agents, and Bank of America, N.A. and Deutsche Bank Securities Inc., as co-documentation agents.
99.1	Press release dated December 9, 2016.